UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of earliest event reported:  December 19, 2014

Commission File Number	Exact name of registrant as specified in its charter, address of principal executive offices and registrant's telephone number	IRS Employer Identification Number

1-8841	NEXTERA ENERGY, INC.	59-2449419
700 Universe Boulevard Juno Beach, Florida 33408 (561) 694-4000

State or other jurisdiction of incorporation or organization:  Florida

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 2 - FINANCIAL INFORMATION

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On December 19, 2014, McCoy Solar Funding, LLC (Borrower), an indirect wholly-owned subsidiary of NextEra Energy Resources, LLC (NEER), entered into a $425 million limited-recourse variable rate construction and term loan facility and a $154 million variable rate cash grant bridge loan facility (collectively, the Project Facilities). NEER is an indirect wholly-owned subsidiary of NextEra Energy, Inc. (NEE). The proceeds from borrowings under the construction and term loan facility (term loans) and the cash grant bridge loan facility (cash grant loans) will be used to fund a portion of the costs associated with the construction and development of a 250 megawatt utility-scale solar photovoltaic generating facility in California (McCoy Project), developed and owned by the Borrower’s direct wholly-owned subsidiary and to reimburse NEER for a portion of its previous capital contributions in connection with the McCoy Project.

Approximately $125 million of cash grant loans were borrowed on December 19, 2014, with the balance of the cash grant loans and the term loans to be drawn on a monthly basis through the completion of the McCoy Project, which is expected to occur by the end of 2016. The Borrower entered into interest rate swaps to hedge against interest rate movements with respect to a majority of interest payments on the term loans.

Interest on the cash grant loans and the term loans is payable quarterly, and is based on the three-month London InterBank Offered Rate plus a specified margin. The first principal payment on the term loans is due in September 2017, and is payable semi-annually thereafter through March 2035. Principal on the cash grant loans will be repaid as the cash grants related to a federal tax incentive for investments in new solar projects are received, with a final maturity in December 2017. The Project Facilities will be secured by the assets of, and the equity interests in, the Borrower and its subsidiaries. The financing documents relating to the Project Facilities (financing documents) contain default and related acceleration provisions for, among other things, the failure to make required payments or to observe other covenants in the financing documents (including a requirement that the McCoy Project must be completed by a certain date), actions by the Borrower or other parties under specified agreements relating to the McCoy project, the termination of such specified agreements and certain bankruptcy-related events.

NextEra Energy Capital Holdings, Inc. (NEECH), a direct wholly-owned subsidiary of NEE, has guaranteed the payment obligations under the cash grant loans, as well as the remaining equity investment required to complete the McCoy Project after the Project Facilities have been fully drawn pursuant to an equity contribution agreement (subject to a capped amount). The NEECH guarantee obligations are in turn guaranteed by NEE pursuant to a 1998 guarantee agreement. Pursuant to the NEECH guarantee, if NEECH’s senior unsecured debt rating falls below a specified threshold, the guaranty shall be replaced by an acceptable guarantee of another person, an acceptable letter of credit, or cash.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NEXTERA ENERGY, INC.
(Registrant)

Date:  December 19, 2014

CHRIS N. FROGGATT
Chris N. Froggatt Vice President, Controller and Chief Accounting Officer of NextEra Energy, Inc.

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